Exhibit 10.3

TERMINATION AGREEMENT AND GENERAL RELEASE

This Termination Agreement and General Release (“Agreement”) is made and entered into by and among Robert J. Jaeger (hereinafter referred to as “Mr. Jaeger”) and Westmoreland Coal Company (hereinafter referred to as “Westmoreland”).

WITNESSETH:

        WHEREAS, Westmoreland has indicated to Mr. Jaeger that it wishes to employ a new Chief Financial Officer; and

        WHEREAS, Mr. Jaeger has indicated that he desires to leave the Company rather than accept another position within the Company; and

        WHEREAS, Mr. Jaeger is a covered participant in the Westmoreland Executive Severance Policy; and

        WHEREAS, Westmoreland wishes to deliver severance benefits in a mutually advantageous manner; and

        WHEREAS, Westmoreland wishes to assure a reasonable and orderly transition of Mr. Jaeger’s responsibilities and his continued support and assistance as needed.

        NOW THEREFORE, in consideration of these premises and mutual promises herein contained, it is agreed as follows:

        1.         Mr. Jaeger will separate from the Company on August 31, 2003, and will resign all positions and directorships at the various subsidiaries and affiliates of the Company, as well as seats on various Company related committees and trusts on which he serves on that date. Mr. Jaeger will continue to receive his current salary on regular pay dates, be eligible for health, dental, life and disability insurance, vacation benefits, and accrual of credited service for retirement purposes, through to and including August 31, 2003. He shall not be eligible for any other compensation or benefits except as set forth herein.

        2.         At the time of termination of employment, Mr. Jaeger may elect to continue receiving group medical insurance pursuant to federal COBRA laws. All premiums for continued medical coverage under COBRA will be paid monthly by Mr. Jaeger.

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        3.         Upon separation and so long as he abides by the terms of this Agreement, which determination by the Company shall not be arbitrary and capricious, Westmoreland agrees to pay Mr. Jaeger a severance in the sum of $720,000 at the rate of $50,000 per year for ten years plus an additional $110,000 per year for the first two years in equal monthly installments beginning on September 30, 2003. Westmoreland reserves the right to at any time prepay all or any portion of the $720,000. The first 24 monthly installments of principal shall be in the amount of $13,333.33 from September 30, 2003 through August 31, 2005. The remaining 96 monthly installments of principal shall be in the amount of $4,166.67 from September 30, 2005 through August 31, 2013, which amount shall be adjusted monthly, beginning September 1, 2003, based on the outstanding principal and the per annum rate (yield) of the 10 year Treasury Notes as of the last business day of the preceding month. The monthly principal payments shall be subject to standard withholding deductions. A separate check will be issued for any interest payment. It is understood and agreed that payments made pursuant to this paragraph 3, paragraphs 4 and 5, and Mr. Jaeger's eligibility for qualified pension benefits under the Company's Salaried Retirement Pension Plan earned through the date of his separation are the substitute for and in lieu of the payments Mr. Jaeger might otherwise be entitled to under the Westmoreland Executive Severance Policy or any other compensation or benefit program as of the effective date of his separation.

        4.          Mr. Jaeger shall also be entitled to receive three years credit in the 2000 Award, two years credit in the 2001 Award, and one year credit in the 2002 Award under the Company's approved 2000 Performance Unit Plan ("Plan"). The value, if any, of these awards and the time and manner of payment will be determined by the Compensation and Benefits Committee, in its sole discretion, as provided in the 2000 Performance Unit Plan and Award Certificates, which terms and conditions shall be the same as for the other participants receiving Awards for those periods.

        5.          All stock options under the 1995, 2000 and 2002 Long-Term Stock Incentive Plans that are vested as of the date of Mr. Jaeger's separation must be exercised within 90 days thereof. All unvested rights under the 1995, 2000 or 2002 Long-Term Incentive Stock Plans will lapse at the date of Mr. Jaeger's separation.

        6.          Westmoreland will pay Mr. Jaeger for any of the current year's vacation days that are not used prior to his separation.

        7.          Mr. Jaeger will remain a Company designee on the Westmoreland membership at the Broadmoor Golf Club through the date of separation.

        8.          In the event of Mr. Jaeger's death, all payments due hereunder by Westmoreland will be paid to Mary Jaeger, his wife, and in the event of her death, then equally to his surviving children according to the same terms and conditions of this Agreement.

        9.          Mr. Jaeger will diligently discharge all his duties, through the date of his separation.

        10.          Mr. Jaeger agrees to provide reasonable consultation and assistance to Westmoreland following his separation without additional compensation. For all matters other than issues associated with the financing of the acquisitions of the coal business of Entech, Inc. and Knife River by Westmoreland Mining LLC or the UMWA Health and Benefit Funds, Mr. Jaeger shall be available for consultation for a period of three years. For issues associated with the Westmoreland Mining LLC financing, Mr. Jaeger agrees to be available for consultation for the term of the financing and for issues associated with the UMWA Health and Benefit Funds for the term of the Master Agreement or, in the case of the 1974 Pension Plan, for the duration of any litigation related thereto. Any consultation shall be provided at times and in a manner that does not interfere with any other employment and Westmoreland agrees to pay reasonable expenses incurred by Mr. Jaeger in providing the consultation required by this paragraph.

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        11.          Non-Disparagement. Mr. Jaeger agrees to refrain from making any disparaging comments, including defamation, libel or slander concerning Westmoreland's business, products or services, officers, employees and directors of Westmoreland and its investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns or interfering with the contracts and relationships of Westmoreland and its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, except to say that he was terminated from employment and received benefits under Westmoreland's Executive Severance Policy. Mr. Jaeger agrees that he will not support or participate in or with any action taken by any party, including any union, Union Health and Benefit Fund, shareholder action or activity or any potential buyers of the Company without the express written consent of the Company. Likewise, Westmoreland agrees to refrain from making any disparaging comments, including defamation, libel or slander concerning Mr. Jaeger or interfering with his contracts and relationships with any future employer. However, it is agreed that Westmoreland may disclose that Mr. Jaeger was terminated from employment and received benefits under Westmoreland's Executive Severance Policy after the Company determined to hire a new Chief Financial Officer and Mr. Jaeger elected not to accept another position within the Company. For the purpose of the foregoing, "Westmoreland" shall be deemed to include all Westmoreland's subsidiaries and affiliates.

         12.          Westmoreland understands that Mr. Jaeger may seek other employment, however, Mr. Jaeger agrees not to seek or accept employment with any company or entity that directly or indirectly competes with Westmoreland in the Western United States, including the upper Mid-West, for a period of two years from the effective date of his separation. Mr. Jaeger shall not be prohibited from accepting employment with any oil or gas firm or producer of power, so long as his position with said employer does not include matters relating directly to Westmoreland Coal Company and its interests or the production, purchase, sale or pricing of coal. Moreover, should matters relating to Westmoreland come to Mr. Jaeger's attention in his capacity as an employee of such entity, he shall promptly notify Westmoreland of such matters and recuse himself from any further involvement with them.

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         13.          In consideration of the payments by Westmoreland to Mr. Jaeger described in paragraphs 3, 4 and 5 above, Mr. Jaeger, individually and on behalf of his successors, heirs, and assigns, hereby forever releases, remises, waives, acquits, and discharges Westmoreland, together with any and all parent corporations of Westmoreland and their respective affiliates, subsidiaries, successors, predecessors, assigns, directors, officers, shareholders, supervisors, employees, attorneys, agents, and representatives, from any and all actions, causes of action, claims, demands, losses, damages, costs, attorneys' fees, judgments, liens, indebtedness, and liabilities whatsoever, known or unknown, suspected or unsuspected, past or present, contingent or existing, arising from or relating or attributable to Mr. Jaeger's employment by Westmoreland, the termination of said employment, and, without limiting the generality of the foregoing, from any and all matters asserted, or which could have been asserted against any of the foregoing, in any lawsuit, or in any other state or federal judicial or administrative forum, up to and including the date of this Agreement, specifically, but not by way of limitation, including claims under the Federal Mine Safety and Health Act of 1977, as amended, the Fair Labor Standards Act, as amended, the National Labor Relations Act, as amended, the Family and Medical Leave Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Post-Civil War Reconstruction Acts, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Rehabilitation Act of 1973, as amended, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, as amended, any state civil rights act, any claim of wrongful discharge whether based upon tort or contract arising out of the common law of Colorado or any other state, and any other claim of any type whatsoever. Except for claims that allege gross negligence or willful misconduct, Westmoreland, likewise, on its behalf, and on behalf of any and all subsidiaries and affiliates, hereby forever releases, remises, waives, acquits, and discharges Mr. Jaeger, his family, heirs, successors, assigns, or agents from any and all actions, causes of action, claims, demands, losses, damages, costs, attorneys' fees, judgments, liens, indebtedness, and liabilities whatsoever, known or unknown, suspected or unsuspected, past or present, arising from or relating or attributable to Mr. Jaeger's employment by Westmoreland, the termination of said employment, Mr. Jaeger's subsequent search for other employment, and, without limiting the generality of the foregoing, specifically from any and all matters asserted or which could have been asserted in any lawsuit, up to the date of this Agreement. Mr. Jaeger and Westmoreland desire to resolve all matters between them through the effective date of his separation from Westmoreland. To that end, the parties hereby agree and acknowledge that, subject to their mutual agreement at that time, they in good faith intend, by letter agreement, to agree to apply the language of this paragraph 13, and all other provisions of this Agreement, through to and including August 31, 2003, with a signed letter by them on August 31, 2003.

        14.          Mr. Jaeger and Westmoreland each forever waive all rights to assert that this Agreement was the result of a mistake in law or in fact. Further, they forever waive all rights to assert that any or all of the legal theories or factual assumptions used for negotiating purposes are for any reason inaccurate or inappropriate.

        15.          Payment of the compensation set forth in paragraphs 3, 4 and 5 above, constitutes reimbursement for and settlement of any and all claims, other than for breach of this Agreement, asserted or unasserted for unpaid compensation, including any entitlement to compensation pursuant to Westmoreland's Executive Severance Policy or incentive compensation programs, claims relating to benefits, claims under any federal, state or local law or cause of action concerning employment, all common law claims, including but not limited to, actions in tort, defamation and breach of contract, any claims relating to performance units, stock, or stock options, contractual or otherwise, and any claim or damage arising out of his employment with or separation from Westmoreland under any common law theory or any state or federal ordinance not expressly referenced above which have arisen as of the effective date of this Agreement and Mr. Jaeger, his heirs, agents, assigns, executors, administrators, personal representatives and any future estates irrevocably and unconditionally release these claims. Notwithstanding anything to the contrary in this Agreement, Mr. Jaeger shall remain eligible for qualified pension benefits under the Company's Salaried Retirement Pension Plan earned through the date of his separation and shall remain covered pursuant to the terms of the Company's Officer & Director existing professional liability insurance.

        16.          Mr. Jaeger hereby covenants and warrants that he has not assigned or transferred to any person any portion of any claims which are released and waived in this Agreement.

         17.          Mr. Jaeger agrees to waive reinstatement to employment with Westmoreland. Mr. Jaeger further promises not to apply in the future for employment with Westmoreland or any parent corporation of Westmoreland, or their respective affiliates, subsidiaries, successors, or assigns. Mr. Jaeger further agrees that should he make any application for employment in violation of this paragraph, the application may be rejected, with no liability to Westmoreland or any parent corporation of Westmoreland, or their respective affiliates, subsidiaries, successors, or assigns, and should he be employed contrary to this paragraph, without his disclosing the provisions of this paragraph, his employment may be terminated with no liability to Westmoreland or any parent corporation of Westmoreland, or their respective affiliates, subsidiaries, successors, or assigns.

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        18.          Mr. Jaeger agrees to take all reasonable steps to protect and keep confidential all material non-public information concerning Westmoreland. It is expressly agreed that this confidentiality provision is an essential provision of this Agreement.

        19.          If the confidentiality provision in paragraph 18 is breached by Mr. Jaeger, Westmoreland shall be entitled to take any and all actions to enforce the confidentiality provisions of paragraph 18 and shall be entitled to damages for any breach. The parties agree that equitable relief, in addition to damages for a breach, are appropriate remedies. Attorney's fees incurred in any action shall be the responsibility of the losing party.

        20.          Mr. Jaeger agrees to promptly return upon his separation any remaining Westmoreland property in his possession, including keys, security cards, and any other property belonging to Westmoreland.

        21.          This Agreement sets forth the complete Agreement between the parties. No other covenants or representations have been made or relied on by the parties, and no other consideration, other than that set forth herein, is due or owing between the parties. Specifically, but without limiting the scope of the foregoing, no payment of money between the parties is due or owing in any way, in any amount, or on account of any charge, including attorneys' fees, other than the sum described in paragraphs 3, 4 and 5 above.

         22.          Mr. Jaeger acknowledges that he has been advised by Westmoreland to consult with an attorney prior to executing this Agreement, that he has been given at least twenty-one (21) days within which to consider this Agreement, and has been advised that for a period of seven (7) days following execution of this Agreement, he may revoke this Agreement and that it shall not become effective or enforceable until the expiration of said seven (7) day period. Mr. Jaeger further acknowledges that he will receive the payments described in paragraphs 3, 4 and 5 above only upon expiration of the seven (7) day time period described above.

        23.          Mr. Jaeger represents that he has read this Agreement and understands each of its terms. Mr. Jaeger further represents that no representations, promises, agreements, stipulations, or statements have been made by Westmoreland, or its parent corporation or their respective affiliates, subsidiaries, successors, predecessors, assigns, directors, officers, employees, shareholders, supervisors, agents, attorneys, or representatives to induce this settlement, beyond those contained herein. Mr. Jaeger further represents that he voluntarily signs this Agreement as his own free act, and that Mr. Jaeger is not acting under any coercion or duress.

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        24.          If any provision of this Agreement should be declared to be unenforceable by any administrative agency or court of law, the remainder of the Agreement shall remain in full force and effect, and shall be binding upon the parties hereto as if the invalidated provision were not part of this Agreement.

        25.          Should Mr. Jaeger seek to take, or take, any legal, equitable or administrative action based upon any claim waived or released in Paragraph 13 above, or to claim that this Agreement is, in any respect, invalid, incomplete, or otherwise unenforceable, a condition precedent to any such action or claim shall be the tender in full of all payments made pursuant to Paragraphs 3, 4 and 5 above, which monies shall be held in escrow pending resolution of said action or claim. In any such dispute the prevailing party shall be entitled to his/its attorneys' fees, costs and expenses.

        26.          Colorado law shall govern the interpretation of this Agreement.

PLEASE READ CAREFULLY. THIS TERMINATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS. THE UNDERSIGNED STATES THAT HE/SHE HAS CAREFULLY READ THE FOREGOING TERMINATION AGREEMENT AND KNOWS AND UNDERSTANDS THE CONTENTS THEREOF, AND THAT HE/SHE EXECUTES THE SAME AS HIS/HER OWN ACT AND DEED.

        I, Robert J. Jaeger, acknowledge that I have been provided sufficient opportunity to review this Termination Agreement and General Release and to consult with an attorney with respect to its terms and conditions, including the general release contained herein. I further acknowledge that I have not relied upon any representation or statement not set forth in the Agreement. I have carefully read this document, understand all of its terms, accept and agree to its terms, and execute it voluntarily with full knowledge of its significance on this 2nd day of July, 2003.

/s/ Robert J. Jaeger Robert J. Jaeger

        Robert J. Jaeger appeared before me this 2nd day of July, 2003, and subscribed and swore to this Termination Agreement and General Release after having initialed each page thereof.

My commission expires: 7/22/2004	/s/ Colette Sayka Notary Public

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        I, Christopher K. Seglem, on behalf of Westmoreland Coal Company, acknowledge that I have been provided sufficient opportunity to review this Termination Agreement and General Release and to consult with an attorney with respect to its terms and conditions, including the general release contained herein. I have read this document, understand all of its terms, accept and agree to its terms, and execute it voluntarily with full knowledge of its significance on this 2nd day of July, 2003.

WESTMORELAND COAL COMPANY

By: /s/ Christopher K. Seglem Title: Chairman, President and Chief Executive Officer

        Christopher K. Seglem appeared before me this 2nd day of July, 2003, and subscribed and swore to this Termination Agreement and General Release after having initialed each page thereof.

My commission expires: 7/22/2004	/s/ Colette Sayka Notary Public

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